UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 17, 2009

ISTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31255	33-0511729
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15295 Alton Parkway, Irvine CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 788-6000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Memorandum with Otsuka Pharmaceuticals

On August 17, 2009, ISTA Pharmaceuticals, Inc. (“ISTA”) entered into a Memorandum to modify its existing License Agreement and Supply Agreement (the “Agreements”) with Otsuka Pharmaceutical Company Limited (“Otsuka”) for the development, manufacturing, marketing, distribution and sale of Vitrase® (hyaluronidase for injection) Lyophilized, Ovine, for the posterior segment of the eye in Japan.

The Agreements were entered into in December 2001 while ISTA was actively pursuing approval for Vitrase for the treatment of vitreous hemorrhage in the United States from the Food and Drug Administration (“FDA”). Although the FDA did not approve Vitrase for the treatment of vitreous hemorrhage, Otsuka retained its license rights in Japan under the License Agreement, and ISTA continued to be obligated to manufacture hyaluronidase for injection for Otsuka under the Supply Agreement.

Pursuant to the Memorandum, ISTA and Otsuka agreed that (a) neither Otsuka nor ISTA shall have any future obligations to develop hyaluronidase for injection in Japan or the United States, respectively; (b) the Supply Agreement shall be immediately terminated, resulting in ISTA having no future obligation to supply Otsuka with hyaluronidase for injection; and (c) Otsuka retains the right, at its sole discretion, to develop, manufacture and market a hyaluronidase for injection product for the posterior segment of the eye in Japan during the term of the License Agreement.

As a result of entering into the Memorandum with Otsuka, during the third quarter of 2009, ISTA will recognize the remaining $2.9 million of previously deferred revenue resulting from the up-front payment ISTA received from Otsuka in 2001. There will be no cash impact to ISTA from recognizing this revenue.

Commercial Update

Due to low sales volume and the relatively high cost of production, ISTA has notified the FDA that it plans to discontinue selling one of its two formulations of Vitrase, namely Vitrase (hyaluronidase for injection) Lyophilized, Ovine. ISTA expects that the impact on sales of discontinuing Vitrase (hyaluronidase for injection) Lyophilized, Ovine will be immaterial, as its sales were less than one percent of ISTA’s total net product sales during the first half of 2009.

ISTA will continue selling Vitrase® (hyaluronidase injection) Ovine, 200 USP Units/mL in the U.S.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISTA PHARMACEUTICALS, INC.

August 26, 2009	By:	/s/ Lauren P. Silvernail
Lauren P. Silvernail
Chief Financial Officer and Vice President, Corporate Development